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Exhibit 99.3

Offer to Exchange
5.200% Senior Notes due 2025
For Registered 5.200% Senior Notes due 2025
of
Whole Foods Market, Inc.

To Registered Holders and The Depository
Trust Company Participants:

        Enclosed are the materials listed below relating to the offer by Whole Foods Market, Inc., a Texas corporation (the "Company"), to exchange its 5.200% Senior Notes due 2025 (the "new notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 5.200% Senior Notes due 2025 (the "original notes") upon the terms and subject to the conditions set forth in the Company's Prospectus, dated                    , 2016 of the Company and each of the subsidiaries of the Company listed on Schedule I hereto (collectively, the "Guarantors"), and the related Letter of Transmittal (which together constitute the "Exchange Offer"). herewith are copies of the following documents:

  1.
  Prospectus dated                    , 2016;

  2.
  Letter of Transmittal;

  3.
  Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner; and

  4.
  Letter which may be sent to your clients for whose account you hold old notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer.

        We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                    , 2016 unless extended. The Exchange Offer is not conditioned upon any minimum number of original notes being tendered. Pursuant to the Letter of Transmittal, each holder of original notes will represent to the Company that (i) the holder is not an "affiliate" of the Company or any of the Guarantors, (ii) any new notes to be received by it are being acquired in the ordinary course of its business, and (iii) the holder has no arrangement or understanding with any person to participate, and is not engaged and does not intend to engage, in a distribution (within the meaning of the Securities Act) of such new notes. If the tendering holder is a broker-dealer that will receive new notes for its own account in exchange for original notes, you will represent on behalf of such broker-dealer that the original notes to be exchanged for the new notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes, such broker-dealer is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The enclosed Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner contains an authorization by the beneficial owners of the original notes for you to make the foregoing representations.

        The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of original notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of original notes to it, except as otherwise provided in Instruction 10 of the enclosed Letter of Transmittal.

        Additional copies of the enclosed material may be obtained from the undersigned.

Very truly yours,
Whole Foods Market, Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF WHOLE FOODS MARKET, INC. OR THE EXCHANGE AGENT OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

 SCHEDULE I

Subsidiaries	State or Other Jurisdiction of Incorporation or Organization
Mrs. Gooch's Natural Food Markets, Inc.	California
WFM Hawaii, LLC	Hawaii
WFM IP Investments, Inc.	Delaware
WFM Kansas, LLC	Kansas
WFM Nebraska, LLC	Delaware
WFM Northern Nevada, Inc.	Delaware
WFM Southern Nevada, Inc.	Delaware
WFM-WO, Inc.	Delaware
Whole Foods Market California, Inc.	California
Whole Foods Market Group, Inc.	Delaware
Whole Foods Market IP, L.P.	Delaware
Whole Foods Market Pacific Northwest, Inc.	Delaware
Whole Foods Market Rocky Mountain/Southwest, L.P.	Texas
Whole Foods Market Services, Inc.	Delaware

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SCHEDULE I